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                    CHROMATICS COLOR SCIENCES
                       INTERNATIONAL, INC.

                         Contact:  Darby Macfarlane, Chief
                                        Executive Officer

                         Telephone:  (212) 717-6562
                         Fax:  (212) 717-6672

                         FOR IMMEDIATE RELEASE
                         May 6, 1996

CHROMATICS ANNOUNCES EFFECTIVENESS OF SELLING SHAREHOLDER
REGISTRATION STATEMENTS.

     CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. (NASDAQ:
CCSI; CCSIW) today announced that two registration statements filed on behalf of certain selling shareholders were declared effective by the SEC. The registration statements cover an aggregate of 1,800,000 outstanding shares of the Company's common stock, 1,800,000 shares of common stock issuable upon exercise of Warrants at an exercise price of $2.50 per share, 115,000 shares of common stock and 115,000 warrants for the purchase of the Company's common stock at a price of $5.00 per share issuable upon exercise of unit purchase options, 115,000 shares of common stock issuable upon exercise of the registered warrants, and up to 1,250,000 shares of common stock issuable upon conversion of the Company's outstanding $2,500,000 of 3% Convertible Debentures due April, 1998 (and upon conversion of up to an additional $2,500,000 of Debentures irrevocably subscribed for and pending the Company's acceptance of the subscription at its option).

     The Company will not receive any proceeds from the sale of the Common Stock or the Warrants described above.

     Chromatics Color Sciences International, Inc. is engaged in the business of color science, including the scientific color measurement and classification of human skin, certain color-sensitive consumer products, and in determining the color compatibility of such skin and product color classification for use in a variety of industries including the cosmetic, beauty aid and fashion industries, as well as technology development for potential medical applications involving the diagnosis and monitoring of certain chromogenic diseases. The Company's common stock and warrants are traded on NASDAQ under the symbols "CCSI" and "CCSIW", respectively.

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